News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

February 20, 2013
(N)
NYSE:STR
13-04

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS RECORD NET INCOME OF $212 MILLION FOR 2012
Affirms 2013 guidance

SALT LAKE CITY - Questar Corporation (NYSE:STR) reported record net income of $212.0 million, or $1.19 per diluted share for 2012 compared to 2011 net income of $207.9 million, or $1.16 per diluted share. 2012 earnings include a $3.0 million ($0.02 per diluted share) after-tax charge for the cost of a retirement incentive offer. Excluding the charge, Questar earned $215.0 million, or $1.21 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for 2012 were up 5% to $567.8 million compared to $540.8 million for 2011. Return on average common equity (ROE) was 20.8% for 2012, excluding the retirement incentive charge.

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended December 31,			12 Months Ended December 31,
	2012 (a)	2011	Change	2012 (a)	2011	Change
	(in millions, except earnings per share)
Questar Gas	$23.8	$20.2	18%	$47.1	$46.1	2%
Wexpro	27.4	23.6	16%	103.9	95.2	9%
Questar Pipeline	14.9	17.2	(13%)	64.7	67.9	(5%)
Corporate and other	(2.3)	0.6	NM	(3.7)	(1.3)	NM
Total	$63.8	$61.6	4%	$212.0	$207.9	2%
Earnings per diluted share	$0.36	$0.34	6%	$1.19	$1.16	3%
Average diluted shares	175.9	179.0	(2%)	177.5	178.8	(1%)
(a) Includes $3.0 million ($0.02 per diluted share) after-tax impact of the retirement incentive costs in the fourth quarter of 2012. Subsidiaries and corporate each bore a proportionate share of the charge: Questar Gas, $1.5 million; Questar Pipeline, $0.6 million; Wexpro, $0.1 million; and corporate, $0.8 million. See computations at the end of the attached financial statements.

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended December 31,			12 Months Ended December 31,
	2012	2011	Change	2012	2011	Change
	(in millions)
Questar Gas	$56.6	$50.2	$6.4	$148.0	$144.0	$4.0
Wexpro	60.7	54.8	5.9	236.1	213.9	22.2
Questar Pipeline	44.5	44.9	(0.4)	180.8	181.5	(0.7)
Corporate and other	(0.1)	0.7	(0.8)	2.9	1.4	1.5
Total	$161.7	$150.6	$11.1	$567.8	$540.8	$27.0
(a) Management defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, gains and losses from asset sales, abandonments and impairments and other special items. See computations at the end of the attached financial statements.

"I am very pleased with Questar's performance for 2012 in a challenging economic environment," said Ronald W. Jibson, Questar chairman, president and CEO. "Even with the cost of the retirement incentive, Questar posted record net income and an industry-leading return on equity. Adjusted EBITDA was up 5% to $568 million for the year, allowing us to fund growth projects and maintain a strong balance sheet while still returning capital to shareholders via a 5% dividend increase and the repurchase of 4.6 million company shares at an average price below $20 per share. Questar Gas and Wexpro grew net income by 2% and 9% respectively, while Questar Pipeline's income dipped slightly. Questar delivered full-year EPS at the top end of our 2012 guidance, despite the many headwinds that we discussed with investors throughout the year."
The Company also affirmed its preliminary 2013 EPS guidance of $1.12 to $1.20 per diluted share.
2012 Highlights
Other 2012 highlights include:

•	Questar Gas invested $58.4 million in 2012 to replace high-pressure feeder-lines, about the same amount as in 2011;

•	Questar Gas's customer growth rate increased to 1.3%, up from 1.1% in 2011;

•	Questar Gas earned its authorized return on equity for the eighth straight year (excluding the impact of the retirement incentive);

•	Questar Gas issued $150 million of private-placement notes in December 2012 at an average rate of 3.20% to replace $133.5 million of maturing debt averaging 6.1%;

•	Wexpro had a net drilling-success rate of 94%, participating in 98 gross wells (57.9 net), which resulted in 43.5 net successful gas and oil wells, with 10.8 net wells waiting on completion;

•	Wexpro grew its ending investment base 12% to a record $531 million in 2012;

•	The "Wexpro II" agreement was submitted for expedited hearing and review with the public service commissions of Utah and Wyoming;

•	Questar Pipeline invested $21.7 million on two system expansion projects in 2012;

•	Questar Pipeline initiated a strategic review of certain pipeline assets;

•	Questar spent $92 million to repurchase 4.6 million shares of its common stock in 2012, bringing the outstanding share count to the target level of 175 million shares.
Questar Gas
For 2012, Questar Gas reported net income of $47.1 million, including a $1.5 million after-tax charge for the retirement incentive. Questar Gas generated $148.0 million of Adjusted EBITDA for the year. This compares to net income of $46.1 million and Adjusted EBITDA of $144.0 million for 2011. On a financial basis, in 2012 Questar Gas earned a 10.5% ROE, excluding the retirement charge. Changes in Questar Gas margin (revenues less cost of natural gas sold) are summarized in the following table:

CHANGE IN QUESTAR GAS MARGIN

	3 Months Ended December 31, 2012 vs. 2011	12 Months Ended December 31, 2012 vs. 2011
	(in millions)
New customers	$1.0	$3.1
Change in rates	0.2	0.2
Demand-side-management cost recovery	(5.2)	(3.3)
Feeder line tracker	2.4	5.9
Recovery of gas-cost portion of bad-debt costs	0.4	(0.9)
Other	1.8	0.8
Increase	$0.6	$5.8

As of December 31, 2012, Questar Gas served about 930,800 customers, an increase of 11,500 customers, or 1.3%, from year-end 2011. Customer growth was 1.1% during 2011. New customers increased margin by about $3.1 million in 2012, up from $2.7 million in 2011. Changes in margin from demand-side-management (DSM) cost-recovery revenues are offset by equivalent changes in the program's expenses. Combined operating and maintenance (O&M) and general and administrative (G&A) expenses, excluding DSM costs, were up 1% to $143 per customer in 2012, compared to $141 a year earlier, primarily due to higher employee-related costs.
During 2012, Questar Gas spent $58.4 million on its multi-year infrastructure-upgrade program to replace aging high-pressure, large-diameter steel pipe. By comparison, 2011 feeder-line replacement costs totaled $58.6 million. Questar Gas expects to spend about $55 million on the program annually for several more years. In 2010, Utah regulators approved an infrastructure-cost-tracking mechanism for the replacement program, thus enabling the timely inclusion of related expenditures into rate base. Questar Gas recognized $5.9 million of increased margin under this program in 2012 compared to $4.3 million in 2011.
In December 2012, Questar Gas issued $150 million of private-placement notes at historically low coupon rates of 2.98% for a $40 million 12-year tranche and 3.28% for a $110 million 15-year tranche, replacing $133.5 million of debt maturing in 2012 and 2013 that averaged 6.1%. Maturing notes were initially retired using lower cost short-term debt until the new long-term debt was issued, reducing interest expense in 2012.
Wexpro
Wexpro grew 2012 net income 9% to $103.9 million and generated $236.1 million of Adjusted EBITDA, up 10% over 2011. This growth was driven by a higher average investment base which grew by 13% to $514.3 million for 2012. It earned a 19.9% after-tax return on average investment base in 2012. Wexpro recovers its costs and earns an unlevered after-tax return of approximately 20% on its average investment base under the terms of the Wexpro Agreement, a long-standing agreement with the states of Utah and Wyoming. Currently, Wexpro's natural gas production supplies more than half of the utility's annual gas-supply requirements. Wexpro's efficient drilling program resulted in finding costs below $1.00 per Mcfe in the Vermillion Basin and an 8% reduction in cost-of-service prices per unit delivered in 2012. Wexpro increased natural gas liquids (NGL) and oil revenues by 18% in 2012 compared to 2011. NGL and oil revenues are shared with Questar Gas customers, thereby benefitting both customers and shareholders. A summary of changes in Wexpro's investment base is provided below:

CHANGE IN WEXPRO INVESTMENT BASE

	12 Months Ended December 31,
	2012	2011
	(in millions)
Beginning investment base	$474.4	$456.6
Successful development wells	149.3	118.0
Depreciation, depletion and amortization	(73.9)	(60.2)
Change in deferred taxes	(18.7)	(40.0)
Ending investment base	$531.1	$474.4

Questar Pipeline
In 2012, Questar Pipeline reported net income of $64.7 million, including a $0.6 million after-tax charge for the retirement incentive. Questar Pipeline generated $180.8 million of Adjusted EBITDA for the year. This compares to net income of $67.9 million and Adjusted EBITDA of $181.5 million for 2011. Excluding the retirement charge, Questar Pipeline earned a 10.8% ROE. The drop in net income was primarily due to lower revenues from transportation and NGLs as well as higher depreciation, interest and G&A costs. The modest decrease in transportation revenues was primarily from lower interruptible volumes and reduced rates on some contract renewals. NGL revenues were down 10% for all of 2012 compared to 2011, reflecting lower NGL prices that more than offset higher NGL sales volumes. Lower NGL revenues were partially offset by gas received from Clay Basin storage customers. This gas is part of an agreement that allows Questar Pipeline to recover any shortfall between the NGL revenues and the cost of service for conditioning gas at Clay Basin to meet pipeline gas-quality specifications. The value of this gas received, and subsequently sold, represents most of Questar Pipeline's overall revenue increase for 2012. During 2012, Questar Pipeline's combined O&M and G&A costs were up 4% compared to 2011 levels. However, 14% higher transportation volumes in 2012 enabled O&M and G&A expenses to remain at $0.10 per decatherm transported, the same as in 2011. At December 31, 2012, Questar Pipeline held net firm-transportation contracts totaling 5,039 thousand decatherms (Mdth) per day, up 1% from 4,973 Mdth per day at December 31, 2011.
Questar Pipeline strategic review
In the fourth quarter of 2012, Questar Pipeline announced that it was initiating a strategic review of certain pipeline assets, namely Southern Trails and Overthrust pipelines. Initially, the primary focus of this review is on the Southern Trails Pipeline, which appears to offer compelling economics if converted back to its original purpose as a crude oil pipeline to move production from two southwestern U.S. producing regions to refineries in Southern California. Questar Pipeline is in the very early stages of this process. During the first half of 2013, Questar Pipeline will review all preliminary proposals received and determine the appropriate path to provide shareholders with the greatest value.
Wexpro II hearings held
On January 30, 2013, a hearing was held before the Public Service Commission of Utah to formally review Questar Gas Company's application and proposed agreement to enable Wexpro to acquire additional oil and gas properties for future development. The goal is to perpetuate the current program of providing cost-of-service production for Questar Gas customers in Utah and Wyoming. This agreement, referred to as "Wexpro II," is patterned after the terms of the original 1981 Wexpro Agreement. This successful model has resulted in stable natural gas prices and savings of about $1.3 billion to Questar Gas customers over the past three decades while providing stable returns to shareholders. Questar Gas filed for expedited review and expects a ruling in the first half of 2013.
Questar Fueling to build CNG-fueling facilities
Questar Fueling announced that it had signed an agreement to build, own and operate a CNG-fueling facility in Houston, Texas, that will serve up to 200 natural gas-powered trucks operated by Swift Transportation and Central Freight Lines. These trucks are projected to use about 5 million gallon-equivalents of natural gas per year. Part of this facility will also offer public refueling to other CNG-powered vehicles. Additionally, Questar Fueling is in the final stages of contract negotiations to build dedicated CNG-fueling facilities for other parties. While not expected to make meaningful earnings or cash flow contributions in the early years, Questar sees long-term growth potential for the use of natural gas for transportation.
Share repurchase program completed
During 2012, Questar repurchased a total of 4.6 million shares of its common stock for about $92 million, at an average price of $19.95 per share. The program was authorized to repurchase up to $100 million of common stock through the end of 2012, with the goal to bring the outstanding share count to its current level of about 175 million shares. Going forward, the Board of Directors authorized additional repurchases of up to 1 million shares per year in order to maintain the share count at the current level.

2013 EPS guidance and outlook
For 2013, Questar affirmed that EPS may range from $1.12 to $1.20 per diluted share. "Despite continuing challenges with commodity prices, government policies, pension and property tax expenses, we are holding to our guidance range," Jibson said. "In 2012, we made significant progress on three key initiatives that have the potential to drive significant shareholder value in 2013 and beyond. We filed the Wexpro II agreement with Utah and Wyoming regulators and expect a decision in the coming months. With the formation of Questar Fueling and the signing of an initial benchmark contract, Questar is well-positioned to be a major player in natural gas refueling infrastructure across the nation.” In addition, Questar Pipeline has identified a potentially attractive project to convert its Southern Trails pipeline back into crude oil transport service. And last, but not least, strong cash flow generation from Wexpro and Questar Pipeline will support continued reinvestment in our businesses and future dividend growth," Jibson added.
Fourth-Quarter 2012 earnings teleconference
Questar management will discuss fourth-quarter 2012 results and the outlook for 2013 in a conference call with investors Thursday, February 21, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.5 billion, operating through three principal subsidiaries:

•	Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho;

•Wexpro develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

# # #

For more information, visit Questar's website at www.questar.com

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$281.0	$297.8	$859.7	$965.5
Wexpro	9.0	8.4	36.1	31.5
Questar Pipeline	53.0	48.6	203.1	197.4
Total Revenues	343.0	354.8	1,098.9	1,194.4

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	93.2	110.4	192.3	321.5
Operating and maintenance	47.6	49.3	180.8	175.9
General and administrative	32.8	34.6	120.8	117.9
Retirement incentive	4.9	—	4.9	—
Production and other taxes	9.9	12.3	47.9	52.5
Depreciation, depletion and amortization	46.0	41.5	181.6	159.9
Total Operating Expenses	234.4	248.1	728.3	827.7
Net gain (loss) from asset sales	—	(0.1)	5.1	0.2
OPERATING INCOME	108.6	106.6	375.7	366.9
Interest and other income	1.3	1.5	7.0	10.4
Income from unconsolidated affiliate	0.9	0.9	3.7	3.8
Interest expense	(13.6)	(12.7)	(57.9)	(56.8)
INCOME BEFORE INCOME TAXES	97.2	96.3	328.5	324.3
Income taxes	(33.4)	(34.7)	(116.5)	(116.4)
NET INCOME	$63.8	$61.6	$212.0	$207.9

EARNINGS PER COMMON SHARE
Basic	$0.36	$0.34	$1.20	$1.17
Diluted	0.36	0.34	1.19	1.16
Weighted-average common shares outstanding
Used in basic calculation	175.2	177.7	176.5	177.4
Used in diluted calculation	175.9	179.0	177.5	178.8
Dividends per common share	$0.17	$0.1625	$0.665	$0.62

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$281.0	$297.8	$859.7	$965.5
Wexpro	9.0	8.4	36.1	31.5
Questar Pipeline	53.0	48.6	203.1	197.4
Total	$343.0	$354.8	$1,098.9	$1,194.4

Revenues from Affiliated Companies
Questar Gas	$0.2	$1.1	$2.5	$3.3
Wexpro	69.5	67.2	274.1	253.6
Questar Pipeline	19.2	18.6	74.4	74.4
Total	$88.9	$86.9	$351.0	$331.3

Operating Income (Loss)
Questar Gas	$40.3	$37.5	$92.9	$94.1
Wexpro	40.2	37.4	158.1	145.7
Questar Pipeline	28.8	31.0	124.0	125.9
Corporate and other	(0.7)	0.7	0.7	1.2
Total	$108.6	$106.6	$375.7	$366.9

Net Income (Loss)
Questar Gas	$23.8	$20.2	$47.1	$46.1
Wexpro	27.4	23.6	103.9	95.2
Questar Pipeline	14.9	17.2	64.7	67.9
Corporate and other	(2.3)	0.6	(3.7)	(1.3)
Total	$63.8	$61.6	$212.0	$207.9

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended			12 Months Ended
	December 31,			December 31,
	2012		2011	2012	2011
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	31.9		37.4	96.2	113.3
Industrial sales	1.1		1.3	4.7	5.0
Transportation for industrial customers	16.2		14.2	62.0	52.5
Total industrial	17.3		15.5	66.7	57.5
Total deliveries	49.2		52.9	162.9	170.8

Natural gas revenue (per dth)
Residential and commercial sales	$8.13		$7.46	$8.19	$7.88
Industrial sales	7.84		6.08	5.79	6.03
Transportation for industrial customers	0.20		0.20	0.19	0.21
Colder (warmer) than normal temperatures	(16%)		2%	(16%)	7%
Temperature-adjusted usage per customer (dth)	34.9		36.5	108.4	111.1
Customers at Dec. 31, (thousands)	931		919

WEXPRO
Production volumes
Natural gas (Bcf)	13.6		13.4	57.5	50.5
Oil and NGL (Mbbl)	182	157.0	157	665	467
Oil and NGL sales price (per bbl)	$76.69		$81.31	$80.61	$82.11
Investment base at Dec. 31, (in millions)	$531.1		$474.4

QUESTAR PIPELINE
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	204.0		172.3	785.4	665.8
For Questar Gas	23.4		28.5	107.2	116.9
Total transportation	227.4		200.8	892.6	782.7

Transportation revenue (per dth)	$0.21		$0.25	$0.22	$0.25
Net firm-daily transportation demand at Dec. 31, (Mdth)	5,039		4,973
Natural gas processing
NGL sales (Mbbl)	52		38	253	233
NGL sales price (per bbl)	$57.45		$73.71	$61.16	$73.77

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2012	2011
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$16.8	$11.6
Accounts and notes receivable, net	114.3	123.9
Unbilled gas accounts receivable	78.3	75.4
Inventories	63.5	66.0
Prepaid expenses and other	13.1	10.7
Current regulatory assets	46.7	31.7
Deferred income taxes - current	13.0	16.1
Total Current Assets	345.7	335.4
Property, Plant and Equipment	5,333.3	4,984.1
Accumulated depreciation, depletion and amortization	(2,016.3)	(1,885.7)
Net Property, Plant and Equipment	3,317.0	3,098.4
Investment in unconsolidated affiliate	26.5	27.3
Noncurrent regulatory and other assets	67.9	71.7
TOTAL ASSETS	$3,757.1	$3,532.8

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Short-term debt	$263.0	$219.0
Accounts payable and accrued expenses	235.2	242.9
Current regulatory liabilities	5.8	15.4
Current portion of long-term debt and capital lease obligation	42.7	91.5
Total Current Liabilities	546.7	568.8
Long-term debt and capital lease obligation, less current portion	1,138.2	993.0
Deferred income taxes	603.4	500.2
Noncurrent regulatory and other liabilities	433.2	437.3
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,035.6	1,033.5
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$3,757.1	$3,532.8

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	12 Months Ended
	December 31,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$212.0	$207.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	189.2	169.4
Deferred income taxes	118.6	96.2
Share-based compensation	9.9	10.1
Net (gain) from asset sales	(5.1)	(0.2)
(Income) from unconsolidated affiliate	(3.7)	(3.8)
Distributions from unconsolidated affiliate and other	4.9	4.5
Changes in operating assets and liabilities	(58.1)	4.9
NET CASH PROVIDED BY OPERATING ACTIVITIES	467.7	489.0

INVESTING ACTIVITIES
Property, plant and equipment	(370.7)	(367.7)
Cash used in disposition of assets	(3.0)	(3.5)
Proceeds from disposition of assets	8.4	0.3
NET CASH USED IN INVESTING ACTIVITIES	(365.3)	(370.9)

FINANCING ACTIVITIES
Common stock	(80.3)	2.7
Long-term debt issued, net of issuance costs	148.8	174.9
Long-term debt and capital lease obligation repaid	(92.3)	(182.0)
Change in short-term debt	44.0	(23.0)
Dividends paid	(117.4)	(110.1)
Tax benefits from share-based compensation	—	9.2
NET CASH USED IN FINANCING ACTIVITIES	(97.2)	(128.3)
Change in cash and cash equivalents	5.2	(10.2)
Beginning cash and cash equivalents	11.6	21.8
Ending cash and cash equivalents	$16.8	$11.6

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results and cash flows. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

1. Management believes that net income, diluted earnings per common share and ROE before the 2012 retirement incentive charge are useful measures to assess ongoing results of operations because this charge was unusual and is not expected to recur.

The following table reconciles GAAP net income and diluted earnings per common share to non-GAAP net income and diluted earnings per common share before the 2012 retirement incentive charge for the three months ended December 31, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions, except earnings per share)
Net income (loss)	$63.8	$23.8	$27.4	$14.9	$(2.3)
Retirement incentive expense	4.9	2.4	0.2	0.9	1.4
Income taxes on retirement incentive	(1.9)	(0.9)	(0.1)	(0.3)	(0.6)
After-tax retirement incentive	3.0	1.5	0.1	0.6	0.8
Net income (loss) before retirement incentive	$66.8	$25.3	$27.5	$15.5	$(1.5)

EARNINGS PER COMMON SHARE
Diluted	$0.36
Diluted attributable to retirement incentive	0.02
Diluted before retirement incentive	$0.38
Weighted-average common shares outstanding
Used in diluted calculation	175.9

The following table reconciles GAAP net income, diluted earnings per common share and ROE to non-GAAP net income, diluted earnings per common share and ROE before the 2012 retirement incentive charge for the twelve months ended December 31, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions, except earnings per share)
Net income (loss) [1]	$212.0	$47.1	$103.9	$64.7	$(3.7)
Retirement incentive expense	4.9	2.4	0.2	0.9	1.4
Income taxes on retirement incentive	(1.9)	(0.9)	(0.1)	(0.3)	(0.6)
After-tax retirement incentive	3.0	1.5	0.1	0.6	0.8
Net income (loss) before retire. incentive [3]	$215.0	$48.6	$104.0	$65.3	$(2.9)

EARNINGS PER COMMON SHARE
Diluted	$1.19
Diluted attributable to retirement incentive	0.02
Diluted before retirement incentive	$1.21
Weighted-average common shares outstanding
Used in diluted calculation	177.5

Return on Average Common Equity
Average common shareholders' equity [2]	$1,034.6	$460.0	$506.9	$604.0
Change in average common shareholders' equity attributable to retirement incentive	1.5	0.8	0.1	0.3
Average common shareholders' equity before retirement incentive [4]	$1,036.1	$460.8	$507.0	$604.3

Return on average common equity [1] ÷ [2]	20.5%	10.2%	20.5%	10.7%
Change in return on average common equity attributable to retirement incentive	0.3%	0.3%	—%	0.1%
Return on average common equity before retirement incentive [3] ÷ [4]	20.8%	10.5%	20.5%	10.8%

2. Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity, and a key measure for comparing the Company's financial performance to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended December 31, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$63.8	$23.8	$27.4	$14.9	$(2.3)
Interest expense	13.6	5.0	—	6.5	2.1
Income taxes	33.4	13.2	13.8	8.6	(2.2)
Depreciation, depletion and amortization	46.0	12.2	19.2	13.7	0.9
Net (gain) loss from asset sales	—	—	0.1	(0.1)	—
Retirement incentive	4.9	2.4	0.2	0.9	1.4
Adjusted EBITDA	$161.7	$56.6	$60.7	$44.5	$(0.1)

The following table reconciles Questar's net income to Adjusted EBITDA for the three months ended December 31, 2011:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income	$61.6	$20.2	$23.6	$17.2	$0.6
Interest expense	12.7	6.4	—	5.0	1.3
Income taxes	34.7	12.0	14.6	9.4	(1.3)
Depreciation, depletion and amortization	41.5	11.6	16.5	13.3	0.1
Net loss from asset sales	0.1	—	0.1	—	—
Adjusted EBITDA	$150.6	$50.2	$54.8	$44.9	$0.7

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the twelve months ended December 31, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$212.0	$47.1	$103.9	$64.7	$(3.7)
Interest expense	57.9	24.1	—	26.3	7.5
Income taxes	116.5	27.2	57.0	37.3	(5.0)
Depreciation, depletion and amortization	181.6	47.2	77.4	54.3	2.7
Net (gain) from asset sales	(5.1)	—	(2.4)	(2.7)	—
Retirement incentive	4.9	2.4	0.2	0.9	1.4
Adjusted EBITDA	$567.8	$148.0	$236.1	$180.8	$2.9

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the twelve months ended December 31, 2011:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$207.9	$46.1	$95.2	$67.9	$(1.3)
Interest expense	56.8	25.9	—	24.5	6.4
Income taxes	116.4	27.5	54.7	38.2	(4.0)
Depreciation, depletion and amortization	159.9	44.5	63.9	51.2	0.3
Net (gain) loss from asset sales	(0.2)	—	0.1	(0.3)	—
Adjusted EBITDA	$540.8	$144.0	$213.9	$181.5	$1.4